Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-170636) and Form S-8 (Nos. 333-125279, 333-159599, 333-82718, and 333-54438) of Entravision Communications Corporation of our report dated March 16, 2009, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 which is as of March 31, 2010, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA

March 11, 2011